Exhibit 10.2





  NON-QUALIFIED RETIREMENT PLAN FOR DIRECTORS OF PEOPLES STATE BANK

 (As adopted May 18, 1981 and amended and terminated as of December 31, 2000 as to any Bank director who did not have at least 15 years of service as a director on December 31, 2000)

     RESOLVED, that any and all directors who have served the Bank for fifteen (15) years or more shall, upon his or her retirement as a director, be paid a retirement payment quarterly of a sum equal to one-

 twentieth of 50% of his/her total earnings from the Bank during the five years immediately preceding his or her retirement as such director, such quarterly payment to be made for a period of five (5) years following his or her retirement; however, in the event of the death of such director prior to the expiration of said five (5) year period, the balance of said payments shall be paid either in one lump sum, or in payments to his or her estate, at the discretion of the Board of Directors; And, if any director who has served for more than fifteen (15) years shall die while serving as a director, then said pension payments shall be paid to his or her estate either in one lump sum or in payments, at the discretion of the

 Board of Directors.  Upon resignation by any of the original Board of

 Directors of said Bank, the status of "Director Emeritus" is hereby conferred upon said retiring director, and said Director Emeritus shall be entitled to attend all directors meetings thereafter, without vote, and without compensation for said attendance.